Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Investview, Inc. of our report dated July 12, 2017, relating to our audit of the March 31, 2017 consolidated financial statements of Investview, Inc., and our report dated June 30, 2017, related to our audit of the March 31, 2017 and 2016 financial statements of Wealth Generators, LLC both of which are appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

January 11, 2018